Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 27, 2013, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of Rollins, Inc. on Form 10-K for the year ended December 31, 2012.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Rollins, Inc. on Forms S-8 (File No. 33-26056, effective December 13, 1988; File No. 33-47528, effective April 29, 1992; File No. 33-52355, effective March 13, 1994; File No. 333-49308, effective November 3, 2000; File No. 333-129789, effective November 18, 2005; File No. 333-143692, effective June 13, 2007, File No. 333-143693, effective June 13, 2007 File No. 333-150339, effective April 18, 2008, and File No. 333-176578 effective August 31, 2011).

/s/ GRANT THORNTON LLP

Atlanta, Georgia

February 27, 2013